FIFTH AMENDMENT TO LOAN AGREEMENT

THIS FIFTH AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 4th day of June, 2026 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank"), and CITY NATIONAL ROCHDALE STRATEGIC CREDIT FUND, a Delaware statutory trust, with its address at 400 Park Avenue, New York, NY 10022 (the “Borrower”), on behalf of the City National Rochdale Strategic Credit Fund.

W I T N E S S E T H:

WHEREAS, the Bank and the Borrower entered into a loan agreement originally effective as of June 11, 2020, as amended and extended (the "Loan Agreement"); and

WHEREAS, the parties wish to amend the Loan Agreement to extend the maturity date of the credit facility, acknowledge a change in the name of the Advisor, and amend certain terms thereof (this amendment herein sometimes called the "Fifth Amendment").

NOW, THEREFORE, the parties agree as follows:

1.                  Changes in Loan Facility.

(A)               The definition of “Maturity Date” in Section 1(a) of the Loan Agreement is hereby amended and restated to read as follows in the Loan Agreement and all of the Loan Documents:

“Maturity Date” shall mean, the later of (a) twenty (20) Business Days from the Effective Date, or (b) if after repayment in full by the Borrower of the initial Loan, the Bank (in its sole discretion) approves a new Loan to Borrower hereunder, twenty (20) Business Days after the making of any such new Loan by the Bank and in any case the Maturity Date shall be no later than June 3, 2027.

(B)               Section 7(m) of the Loan Agreement is hereby amended and restated as follows:

(m) RBC Rochdale, LLC shall no longer be the Advisor to the Borrower; or

2.                  Effectiveness. This Fifth Amendment shall be effective upon delivery to the Bank of an original Fifth Amendment duly executed by the Borrower, the Bank and the Custodian. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

3.                  Representations, Warranties and Covenants. The Borrower further represents and warrants that:

(A)               This Fifth Amendment has been duly executed and delivered by the Borrower, is authorized by all requisite trust action of Borrower, and is the legal, valid, binding, and enforceable obligation of Borrower; and

(B)               The execution and delivery of this Fifth Amendment by the Borrower will not constitute a violation of any applicable law or a breach of any provision contained in the declaration of trust or other governing documents of the Borrower, or contained in any order of any court or any other governmental agency or in any agreement, instrument, or document to which the Borrower is a party or by which Borrower or any of its assets or properties are bound; and

(C)              Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule “A” attached hereto, there is outstanding no Event of Default or event which, with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Fifth Amendment; and

(D)              Except as modified hereby or as noted in said Schedule “A”, all representations, warranties, and covenants of the Borrower set forth in the Loan Agreement or in any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.                  Miscellaneous.

(A)               As amended hereby, the Loan Agreement, the other Loan Documents, and the Liens granted under the Loan Documents shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement and/or such other Loan Documents as amended hereby.

(B)               Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)              The Borrower shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by it or for which it becomes obligated in connection with or arising out of this Fifth Amendment.

(D)              Except as amended hereby, the Loan Agreement and all other Loan Documents and Liens granted thereunder shall be deemed confirmed and on-going in accord with their respective terms.

(E)               This Fifth Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

(F)               Confession of Judgment. Borrower hereby irrevocably authorizes and empowers any attorney-at-law to appear for Borrower in any action upon or in connection with this agreement at any time after the Loan and/or other obligations of Borrower hereunder become due, as herein provided, in any court in or of the State of Ohio or elsewhere, and waive the issuance and service of process with respect thereto, and irrevocably authorizes and empowers any such attorney-at-law to confess judgment in favor of Bank against Borrower in the amount due thereon or hereon, plus interest as herein provided, and all costs of collection, and waive and release all errors in any said proceedings and judgments and all rights of appeal from the judgment rendered. The Borrower agrees and consents that the attorney confessing judgment on behalf of the Borrower hereunder may also be counsel to the Bank and/or the Bank's affiliates, and the Borrower hereby further waives any conflicts of interest which might otherwise arise and consents to the Bank paying such confessing attorney a legal fee or allowing such attorneys' fees to be paid from proceeds of collection of this agreement.

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Andrew D. Mihaly
Andrew D. Mihaly
Vice President

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

CITY NATIONAL ROCHDALE STRATEGIC CREDIT FUND

By:	/s/ Frank Bonsignore
Name:	Frank Bonsignore
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION
(As Custodian)

By:	/s/ Jeffrey Eschenbrenner
Jeffrey Eschenbrenner
Vice President

Schedule “A”

To Fifth Amendment to Loan Agreement

Nothing to disclose